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                                                                    EXHIBIT 99.1

Regent Communications Inc. (ticker: RGCI, exchange: NASDAQ) News Release - 21-Nov-2001

Regent Communications, Inc. Announces $5.2 Million Private Placement

COVINGTON, Ky., Nov 21, 2001 (BUSINESS WIRE) -- Regent Communications, Inc. (Nasdaq:RGCI) announced today that it has entered into definitive purchase agreements to sell approximately 900,000 shares of newly issued common stock to both new and existing shareholders at a price of $5.75 per share.

The private placement is expected to raise net proceeds of approximately $5 million. Net proceeds from the financing are expected to be used to repay outstanding borrowings under Regent's credit facility and for general corporate purposes. This will enable Regent to incur future debt to pay for Regent's pending and future acquisitions of radio broadcasting companies and assets.

The completion of the private placement is subject to customary closing conditions. Robertson Stephens, Inc. served as the lead placement agent for this transaction.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Regent expects to file a registration statement on Form S-3 shortly after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement.

Regent is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Pending the close of all announced transactions, Regent will own and operate 60 radio stations serving 12 markets. Regent's shares of common stock are traded on the Nasdaq National Market under the symbol "RGCI."

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "project" and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: the ongoing impact of the September 11, 2001 tragedy and the war on terrorism; changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Regent Communications, Inc.

CONTACT:                Regent Communications, Inc.
                        Terry Jacobs, 859/292-0030
                        Tony Vasconcellos, 859/292-0030
                        or
                        Brainerd Communicators, Inc.
                        Todd St. Onge/John Buckley, 212/986-6667 stonge@braincomm.com